EXHIBIT 99.1

Allscripts announces fourth quarter and 2017 full-year results

  Fourth quarter GAAP revenue $517 million, $547 million non-GAAP, representing growth of 22 and 27 percent, respectively, year-over-year
  Fourth quarter GAAP EPS of $0.03; non-GAAP EPS of $0.18, up 29% Y/Y, the highest quarter in 5+ years
  For full year 2017, Allscripts reported year-over-year growth of 17% in non-GAAP revenue, 23% in adjusted EBITDA and 13% in non-GAAP EPS
  Announced and closed the acquisition of Practice Fusion – significantly expanding Allscripts client reach in U.S. physician practices
  Announced agreement to divest of One Content business
  Amended the Allscripts Credit Agreement, providing for an increase in available liquidity and tenor

CHICAGO, Feb. 15, 2018 (GLOBE NEWSWIRE) -- Allscripts Healthcare Solutions, Inc. (NASDAQ:MDRX) (Allscripts) announced its financial results for the three months and year ended December 31, 2017.

Fourth quarter 2017 GAAP revenue was $517 million, an increase of 22 percent year-over-year. Non-GAAP revenue totaled $547 million, improving 27 percent year-over-year. For the year ended December 31, 2017, GAAP revenue totaled $1,806 million, an increase of 17 percent year-over-year. Non-GAAP revenue totaled $1,841 million, also a 17 percent increase from 2016.

Bookings(1) were $314 million in the fourth quarter of 2017. This result compares with $406 million in the fourth quarter of 2016. For the year ended December 31, 2017 bookings totaled $1,311 million and contract revenue backlog as of December 31, 2017, totaled $4.6 billion, up 15 percent compared to a year ago.

Gross margin in the fourth quarter of 2017 was 41.4 percent on a GAAP basis and 47.8 percent on a non-GAAP basis, compared with 43.8 and 48.1 percent, respectively, in the fourth quarter of 2016.

On a GAAP basis, in the fourth quarter of 2017 total operating expenses, consisting of selling, general and administrative and research and development expenses, were $219 million, or a 35 percent increase year-over-year. The company recorded $25 million of legal, transaction-related and other costs in the fourth quarter of 2017. This compares with $7 million of such costs in the fourth quarter of 2016. Non-GAAP operating expenses totaled $186 million, a 27 percent increase year-over-year. The increase year-over-year was primarily due to the acquisition of the Enterprise Information Solutions (EIS) business from McKesson Corporation.

GAAP net income in the fourth quarter of 2017 totaled $6 million compared with net loss of $7 million in the fourth quarter of 2016. Non-GAAP net income in the fourth quarter of 2017 totaled $33 million, up 25 percent when compared with the fourth quarter of 2016.

GAAP earnings per share in the fourth quarter of 2017 were $0.03, compared with loss per share of $0.04 in the fourth quarter of 2016. Non-GAAP earnings per share in the fourth quarter of 2017 were $0.18, compared with $0.14 in the fourth quarter of 2016.

Adjusted EBITDA totaled $107 million in the fourth quarter of 2017, a 28 percent increase compared with the fourth quarter of 2016.

Cash flow from operations for the fourth quarter of 2017 totaled $106 million, compared to $84 million the same period of 2016, due to strengthening business results. Free cash flow for the fourth quarter of 2017, totaled $68 million, compared to $41 million in the same period of 2016.

“In the fourth quarter of 2017, Allscripts achieved greater than 20 percent growth across non-GAAP revenue, adjusted EBITDA and non-GAAP earnings per share,” Paul M. Black, Chief Executive Officer of Allscripts, said. “We are especially pleased that non-GAAP earnings per share achieved the highest level in more than 5 years. 2017 proved to be a break-out year for Allscripts not only financially, but also from an entrepreneurial, innovation and efficiency perspective.”

Other Announcements

Today, we amended the Allscripts Credit Agreement, providing for an increase in available liquidity and tenor as well as lower interest rates. The amendment provides a $400 million term loan and a $900 million revolving facility. This represents an increase in borrowing capacity of $500 million and the maturity date was extended to 2023.

Allscripts announced today that it has completed the acquisition of Practice Fusion, a cloud-based electronic health record aimed primarily at small, independent physician practices. This transaction gives Allscripts the largest US market share in outpatient settings and makes Allscripts the largest owner of “actionable” clinical data sets. Approximately 30,000 ambulatory sites, serving 5 million patients each month, currently use Practice Fusion EHR, practice management, e-prescribing, lab and patient portal technology.

Allscripts also announced today that it has entered into an agreement to divest its One Content business to Hyland Software, Inc. One Content is a healthcare document solution that captures, indexes, stores and retrieves patient information. This solution was acquired by Allscripts through the McKesson EIS acquisition.

Black continued, “With the closing of the Practice Fusion acquisition, the closing of the EIS acquisition and the divestiture of the One Content business, we have in a very capital efficient way, significantly added to our client footprint, scale and breadth of the Company. We are well positioned in 2018 and beyond to distinguish Allscripts by offering complete, comprehensive healthcare solutions to change the way healthcare is delivered.”

2018 Financial Outlook

Allscripts is presenting annual guidance for revenue, Adjusted EBITDA and non-GAAP earnings per share. Allscripts currently expects to achieve the following financial results in 2018:

  Non-GAAP revenue of between $2.15 billion and $2.25 billion, up 17% to 22% versus 2017
  Adjusted EBITDA of between $420 million and $460 million, up 12% to 23% year over year, consisting of
    Allscripts, excluding Netsmart, Adjusted EBITDA between $310-340 million, and;
    Netsmart Adjusted EBITDA between $110-120 million
  Non-GAAP earnings per share of between $0.72 to $0.82, an increase of 16% to 32%

In providing financial guidance, the company does not reconcile non-GAAP revenue, Adjusted EBITDA or non-GAAP earnings per share guidance to the corresponding GAAP financial measures. Allscripts does not provide guidance for the various reconciling items since certain items that impact GAAP revenue and net income are either outside of its control and/or cannot be reasonably predicted.

Please see the “Explanation of Non-GAAP Financial Measures” at the end of this press release for detailed information on calculating non-GAAP measures. For a reconciliation of other non-GAAP items, see the non-GAAP financial reconciliation tables in this release (Tables 4, 5 and 6).

Conference Call:

Allscripts will conduct a conference call today, Thursday, February 15, 2018, at 4:30 PM Eastern Time to discuss its earnings release and other information. Participants may access the conference call via webcast at http://investor.allscripts.com. Participants also may access the conference call by dialing +1 (877) 269-7756 or +1 (201) 689-7817 (international) and requesting Conference ID # 13675041.

A replay of the call will be available approximately two hours after the conclusion of the call, for a period of four weeks, on the Allscripts Investor Relations website or by calling +1 (877) 660-6853 or +1 (201) 612-7415 - Conference ID # 13675041.

Supplemental and non-GAAP financial information is also available at http://investor.allscripts.com.

Footnotes

(1) Bookings reflect the value of executed contracts for software, hardware, client services, private cloud hosting services, outsourcing and other subscription-based services.

NOTE: All percentage changes described within this press release are calculated from full dollar amounts as illustrated in the accompanying financial statements and Allscripts Supplemental Financial Data Workbook, posted on the Investor Relations website. Rounding differences may occur when individually calculating percentages or totals from rounded amounts included within the press release body compared to full dollar amounts in the tables.

About Allscripts
Allscripts (NASDAQ:MDRX) is a leader in healthcare information technology solutions that advance clinical, financial and operational results. Our innovative solutions connect people, places and data across an Open, Connected Community of Health™. Connectivity empowers caregivers to make better decisions and deliver better care for healthier populations. To learn more, visit www.allscripts.com, Twitter, YouTube and It Takes A Community: The Allscripts Blog.

© 2018 Allscripts Healthcare, LLC and/or its affiliates. All Rights Reserved.

Allscripts, the Allscripts logo, and other Allscripts marks are trademarks of Allscripts Healthcare, LLC and/or its affiliates. All other products are trademarks of their respective holders, all rights reserved. Reference to these products is not intended to imply affiliation with or sponsorship of Allscripts Healthcare, LLC and/or its affiliates.

For more information contact:

Investors:
Danielle Protexter
312-386-6779
danielle.protexter@allscripts.com

Media:
Concetta Rasiarmos
312-447-2466
concetta.rasiarmos@allscripts.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including the statements under “2018 Financial Outlook”. These forward-looking statements are based on the current beliefs and expectations of Allscripts management, only speak as of the date that they are made, and are subject to significant risks and uncertainties. Such statements can be identified by the use of words such as “future,” “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “will,” “would,” “could,” “can,” “may,” and similar terms. Actual results could differ from those set forth in the forward-looking statements and reported results should not be considered an indication of future performance. Certain factors that could cause Allscripts actual results to differ materially from those described in the forward-looking statements include, but are not limited to: the expected financial contribution and results of the Netsmart joint business entity, including consolidation for financial reporting purposes, the EIS business, and the provider/patient solutions business acquired from NantHealth; the timing and ultimate completion of our acquisition of Practice Fusion; the timing and ultimate completion of our divestiture of One Content; the successful integration of Practice Fusion, EIS and the provider/patient solutions businesses; the anticipated and unanticipated expenses and liabilities related to the Practice Fusion, EIS and provider/patient solutions businesses; Allscripts failure to compete successfully; consolidation in Allscripts industry; current and future laws, regulations and industry initiatives; increased government involvement in Allscripts industry; the failure of markets in which Allscripts operates to develop as quickly as expected; Allscripts or its customers’ failure to see the benefits of government programs; changes in interoperability or other regulatory standards; the effects of the realignment of Allscripts sales, services and support organizations; market acceptance of Allscripts products and services; the unpredictability of the sales and implementation cycles for Allscripts products and services; Allscripts ability to manage future growth; Allscripts ability to introduce new products and services; Allscripts ability to establish and maintain strategic relationships; risks related to the acquisition of new companies or technologies; the performance of Allscripts products; Allscripts ability to protect its intellectual property rights; the outcome of legal proceedings involving Allscripts; Allscripts ability to hire, retain and motivate key personnel; performance by Allscripts content and service providers; liability for use of content; security breaches; price reductions; Allscripts ability to license and integrate third party technologies; Allscripts ability to maintain or expand its business with existing customers; risks related to international operations; changes in tax rates or laws; business disruptions; Allscripts ability to maintain proper and effective internal controls; and asset and long-term investment impairment charges. Additional information about these and other risks, uncertainties, and factors affecting Allscripts business is contained in Allscripts filings with the Securities and Exchange Commission, including under the caption “Risk Factors” in the most recent Allscripts Annual Report on Form 10-K and subsequent Form 10-Qs. Allscripts does not undertake to update forward-looking statements to reflect changed assumptions, the impact of circumstances or events that may arise after the date of the forward-looking statements, or other changes in its business, financial condition or operating results over time.

Table 1
Allscripts Healthcare Solutions, Inc.
Condensed Consolidated Balance Sheets
(In millions)
(Unaudited)

	December 31,	December 31,
	2017	2016
ASSETS
Current assets:
Cash and cash equivalents	$155.8	$95.6
Restricted cash	$6.7	$1.0
Accounts receivable, net	567.9	405.1
Prepaid expenses and other current assets	115.5	102.6
Total current assets	845.9	604.3
Available for sale marketable securities	0.0	149.1
Fixed assets, net	165.6	148.8
Software development costs, net	222.2	163.9
Intangible assets, net	826.9	741.4
Goodwill	2,005.0	1,924.1
Deferred taxes, net	4.6	2.8
Other assets	148.7	97.8
Assets attributable to discontinued operations	11.3	0.0
Total assets	$4,230.2	$3,832.2

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$97.6	$126.1
Accrued expenses	85.9	86.1
Accrued compensation and benefits	99.6	64.3
Deferred revenue	546.8	363.8
Current maturities of long-term debt	27.7	15.2
Non-recourse current maturities of long-term debt - Netsmart	2.8	2.5
Current maturities of capital lease obligations	7.9	9.1
Total current liabilities	868.3	667.1
Long-term debt	906.7	717.9
Non-recourse long-term debt - Netsmart	625.2	576.9
Long-term capital lease obligations	7.1	9.9
Deferred revenue	24.0	18.0
Deferred taxes, net	93.6	141.8
Other liabilities	92.3	39.7
Liabilities attributable to discontinued operations	21.4	0.0
Total liabilities	2,638.6	2,171.3
Redeemable convertible non-controlling interest - Netsmart	431.5	387.7
Total Allscripts Healthcare Solutions, Inc.'s stockholders' equity	1,120.9	1,232.5
Non-controlling interest	39.2	40.7
Total stockholders’ equity	1,160.1	1,273.2
Total liabilities and stockholders’ equity	$4,230.2	$3,832.2

Table 2
Allscripts Healthcare Solutions, Inc.
Condensed Consolidated Statements of Operations
(In millions, except per-share amounts)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Revenue:
Software delivery, support and maintenance	$328.7	$280.7	$1,174.7	$1,012.4
Client services	188.6	144.7	631.6	537.5
Total revenue	517.3	425.4	1,806.3	1,549.9
Cost of revenue:
Software delivery, support and maintenance	108.9	90.2	368.2	331.1
Client services	161.6	123.2	541.4	459.2
Amortization of software development and acquisition-related assets (a)	32.8	25.7	114.6	88.6
Total cost of revenue	303.3	239.1	1,024.2	878.9
Gross profit	214.0	186.3	782.1	671.0
Selling, general and administrative expenses	145.9	115.1	486.3	392.8
Research and development	73.5	47.8	220.2	187.9
Asset impairment charges	0.0	0.0	0.0	4.7
Amortization of intangible and acquisition-related assets	10.4	10.9	33.7	25.8
(Loss) income from operations	(15.8)	12.5	41.9	59.8
Interest expense and other, net (b)	(23.8)	(24.8)	(87.0)	(67.1)
Impairment of and losses on long-term investments	0.0	0.0	(165.3)	0.0
Equity in net income (loss) of unconsolidated investments	0.1	0.0	0.8	(7.5)
Loss before income taxes	(39.5)	(12.3)	(209.6)	(14.8)
Income tax benefit	49.6	15.2	50.7	17.8
Income (loss) from continuing operations, net of tax	10.1	2.9	(158.9)	3.0
Income from discontinued operations, net of tax	4.7	0.0	4.7	0.0
Net income (loss)	14.8	2.9	(154.2)	3.0
Net loss (income) attributable to non-controlling interest	1.9	(0.1)	1.5	(0.2)
Accretion of redemption preference on redeemable convertible non-controlling interest - Netsmart	(10.9)	(10.2)	(43.8)	(28.5)
Net income (loss) attributable to Allscripts Healthcare Solutions, Inc. stockholders	$5.8	($7.4)	($196.5)	($25.7)

Loss from continuing operations per share - basic and diluted	$0.00	($0.04)	($1.12)	($0.14)
Income from discontinued operations per share - basic and diluted	$0.03	$0.00	$0.03	$0.00
Income (loss) per share - basic and diluted	$0.03	($0.04)	($1.09)	($0.14)

Weighted average common shares outstanding:
Basic	180.7	183.2	180.8	186.2
Diluted	180.7	183.2	180.8	186.2

(a) Amortization of software development and acquisition-related assets includes:
Amortization of capitalized software development costs	$16.7	$12.1	$57.0	$43.3
Amortization of acquisition-related intangible assets	16.1	13.6	57.6	45.3
	$32.8	$25.7	$114.6	$88.6

(b) Interest expense and other, net are comprised of the following for the periods presented:
	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016

Non-cash amortization of 1.25% Cash Convertible Notes original issue discount	$3.0	$2.9	$12.0	$11.4
Non-cash write-off of unamortized deferred debt issuance costs	0.0	5.2	-	5.2
Non-cash charges to interest expense and other, net	3.0	8.1	12.0	16.6
Interest expense	20.2	15.8	69.5	46.4
Amortization of discounts and debt issuance costs	1.6	1.5	6.0	5.2
Other income, net	(1.0)	(0.6)	(0.5)	(1.1)
Total interest expense and other, net	$23.8	$24.8	$87.0	$67.1

Table 3
Allscripts Healthcare Solutions, Inc.
Condensed Consolidated Statements of Cash Flows
(In millions)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Cash flows from operating activities:
Net income (loss)	$14.8	$2.9	($154.2)	$3.0
Non-cash adjustments to net (loss) income:
Depreciation and amortization	63.4	51.9	218.5	172.4
Stock-based compensation expense	10.7	13.2	38.8	42.9
Impairment of and losses on long-term investments	0.0	0.0	165.3	0.0
Other non-cash charges, net	(50.3)	(12.7)	(52.6)	(3.7)
Total non-cash adjustments to income	23.8	52.4	370.0	211.6
Cash impact of changes in operating assets and liabilities	67.6	28.6	63.6	54.4
Net cash provided by operating activities	106.2	83.9	279.4	269.0
Cash flows from investing activities:
Capital expenditures	(6.2)	(10.4)	(46.4)	(35.4)
Capitalized software	(31.8)	(32.5)	(138.9)	(102.5)
Purchases of equity securities in partner entities, business acquisitions, net of cash acquired and other investments	(168.2)	(60.1)	(227.9)	(1,016.1)
Other proceeds from investing activities	0.0	0.0	0.2	0.0
Net cash used in investing activities	(206.2)	(103.0)	(413.0)	(1,154.0)
Cash flows from financing activities:
Repurchase of common stock	0.0	(50.1)	(12.1)	(121.2)
Proceeds from issuance of redeemable convertible preferred stock	0.0	0.0	0.0	333.6
Proceeds from sale or issuance of common stock	1.6	0.0	1.6	0.1
Stock-based compensation-related payments, net	(0.5)	(0.8)	(7.3)	(7.2)
Credit facilities and capital lease payments, net	154.3	90.2	219.7	660.0
Other, net	(2.4)	0.0	(3.3)	0.0
Net cash provided by financing activities	153.0	39.3	198.6	865.3
Effect of exchange rate changes on cash and cash equivalents	0.1	(0.9)	0.9	(0.6)
Net increase (decrease) in cash and cash equivalents	53.1	19.3	65.9	(20.3)
Cash and cash equivalents, beginning of period	109.4	77.3	96.6	116.9
Cash and cash equivalents, end of period	$162.5	$96.6	$162.5	$96.6

Table 4
Allscripts Healthcare Solutions, Inc.
Condensed Non-GAAP Financial Information
(In millions, except per share amounts and percentages)
(Unaudited)

	Three Months Ended December 30,		Year Ended December 31,
	2017	2016	2017	2016
Total revenue, as reported	$517.3	$425.4	$1,806.3	$1,549.9

Acquisition-related deferred revenue adjustments	29.5	4.0	34.5	25.8
Total non-GAAP revenue	$546.8	$429.4	$1,840.8	$1,575.7

Gross profit, as reported	$214.0	$186.3	$782.1	$671.0

Acquisition-related deferred revenue adjustments	29.5	4.0	34.5	25.8
Acquisition-related amortization	16.1	13.6	57.6	45.3
Stock-based compensation expense	1.5	2.0	7.5	8.8
Transaction-related and other costs (a)	0.1	0.6	0.3	0.6
Total non-GAAP gross profit	$261.2	$206.5	$882.0	$751.5

(Loss) income from operations, as reported	($15.8)	$12.5	$41.9	$59.8

Acquisition-related deferred revenue adjustments	29.5	4.0	34.5	25.8
Acquisition-related amortization	26.5	24.5	91.3	71.1
Stock-based compensation expense	11.3	13.3	41.7	44.2
Transaction-related and other costs (a)	24.2	6.6	56.8	13.4
Non-cash asset impairment charges	0.0	0.0	0.0	4.7
Total non-GAAP operating income	$75.7	$60.9	$266.2	$219.0

Net income (loss) attributable to Allscripts Healthcare Solutions, Inc. stockholders, as reported	$5.8	($7.4)	($196.5)	($25.7)
Net (loss) income attributable to non-controlling interest	(1.9)	0.1	(1.5)	0.2
Accretion of redemption preference on redeemable convertible non-controlling interest - Netsmart	10.9	10.2	43.8	28.5
Less: Income from discontinued operations, net of tax	(4.7)	0.0	(4.7)	0.0
Net income (loss) from continuing operations, as reported	$10.1	$2.9	($158.9)	$3.0

Acquisition-related deferred revenue adjustments	29.5	4.0	34.5	25.8
Acquisition-related amortization	26.5	24.5	91.3	71.1
Stock-based compensation expense	11.3	13.3	41.7	44.2
Transaction-related and other costs (a)	24.8	6.6	57.4	13.4
Non-cash asset impairment charges	0.0	0.0	0.0	4.7
Non-cash charges to interest expense and other	3.0	8.1	12.0	16.6
Impairment of and losses on long-term investments	0.0	0.0	165.3	0.0
Equity in net (income) loss of unconsolidated investments	(0.1)	0.0	(0.8)	7.5
Tax effect of adjustments to reconcile GAAP to non-GAAP net income	(33.2)	(19.7)	(140.3)	(64.1)
Tax rate alignment	(35.8)	(10.9)	22.6	(12.6)
Total Non-GAAP net income	$36.1	$28.8	$124.8	$109.6
Less: Non-GAAP net income attributable to non-controlling interest	(3.1)	(2.4)	(11.9)	(5.5)
Non-GAAP net income attributable to Allscripts Healthcare Solutions, Inc.	$33.0	$26.4	$112.9	$104.1

Non-GAAP effective tax rate	35%	35%	35%	35%

Weighted shares outstanding - diluted	184.1	185.7	182.5	187.9

(Loss) earnings per share - basic and diluted, as reported	$0.03	($0.04)	($1.09)	($0.14)

Non-GAAP earnings per share attributable to Allscripts Healthcare Solutions, Inc. - diluted	$0.18	$0.14	$0.62	$0.55

Note: Adjustments to reconcile GAAP to non-GAAP net income are presented gross of tax, with net tax effects included in row titled "Tax effect of adjustments to reconcile GAAP to non-GAAP net income".
(a) Transaction-related and other costs included in cost of revenue, operating expenses and non-operating expenses are comprised of the following for the periods presented:
	Three Months Ended December 30,		Year Ended December 31,
	2017	2016	2017	2016

Legal and other costs	9.0	2.5	29.7	2.7
Transaction-related costs	15.8	4.1	27.7	10.7
Total transaction-related and other costs	$24.8	$6.6	$57.4	$13.4

Table 5
Allscripts Healthcare Solutions, Inc.
Non-GAAP Financial Information - Adjusted EBITDA
(In millions, except percentages)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Total revenue, as reported	$517.3	$425.4	$1,806.3	$1,549.9
Acquisition-related deferred revenue adjustments	29.5	4.0	34.5	25.8
Total non-GAAP revenue	$546.8	$429.4	$1,840.8	$1,575.7

Net income (loss) from continuing operations, as reported	$10.1	$2.9	(158.9)	$3.0

Acquisition-related deferred revenue adjustments	29.5	4.0	34.5	25.8
Depreciation and amortization	63.4	51.9	218.5	172.4
Stock-based compensation expense	11.3	13.3	41.7	44.2
Transaction-related and other costs (a)	23.3	6.6	55.0	13.4
Non-cash asset impairment charges	0.0	0.0	0.0	4.7
Interest expense and other, net (b)	19.2	20.4	69.0	50.5
Impairment of and losses on long-term investments	0.0	0.0	165.3	0.0
Equity in net loss of unconsolidated investments	(0.1)	0.0	(0.8)	7.5
Tax (benefit)/provision	(49.6)	(15.2)	(50.7)	(17.8)
Adjusted EBITDA	$107.1	$83.9	$373.6	$303.7

Adjusted EBITDA margin (c)	20%	20%	20%	19%

(a) Transaction-related and other costs has been adjusted from the amounts presented in the reconciliation of GAAP and non-GAAP income from operations, as shown in Table 4, in order to remove the accelerated amortization of assets to be disposed from transaction-related and other costs since such amortization is also included in depreciation and amortization.

(b) Interest expense and other, net has been adjusted from the amounts presented in the statements of operations in order to remove the amortization of the fair value of the cash conversion option embedded in the 1.25% Cash Convertible Notes and deferred debt issuance costs from interest expense since such amortization is also included in depreciation and amortization.

(c) Adjusted EBITDA margin is calculated by dividing adjusted EBITDA by non-GAAP revenue.

Table 6
Allscripts Healthcare Solutions, Inc.
Non-GAAP Financial Information - Free Cash Flow
(In millions)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Net cash provided by operating activities	$106.2	$83.9	$279.4	$269.0
Cash flows from investing activities:
Capital expenditures	(6.2)	(10.4)	(46.4)	(35.4)
Capitalized software	(31.8)	(32.5)	(138.9)	(102.5)
Free cash flow	$68.2	$41.0	$94.1	$131.1

Explanation of Non-GAAP Financial Measures

Allscripts reports its financial results in accordance with U.S. generally accepted accounting principles, or GAAP. To supplement this information, Allscripts presents in this release non-GAAP revenue, gross profit, gross margin, operating expense, Adjusted EBITDA, effective income tax rate, net income and earnings per share, which are considered non-GAAP financial measures under Section 101 of Regulation G under the Securities Exchange Act of 1934, as amended. The definitions of non-GAAP financial measures used throughout this document are presented below:

  Non-GAAP revenue consists of GAAP revenue, as reported, and adds back recognized deferred revenue from the Enterprise Information Solutions, Netsmart, NantHealth’s provider/patient engagement business and non-material consolidated affiliates that is eliminated for GAAP purposes due to purchase accounting adjustments.

  Non-GAAP gross profit consists of GAAP gross profit, as reported, and excludes acquisition-related deferred revenue adjustments, acquisition-related amortization, stock-based compensation expense and transaction-related and other costs. Non-GAAP gross margin consists of non-GAAP gross profit as a percentage of non-GAAP revenue in the applicable period. For the fourth quarter of 2017, non-GAAP gross margin totaled 47.8 percent, consisting of non-GAAP gross profit of $261.2 million divided by non-GAAP revenue of $546.8 million. For the fourth quarter of 2016, non-GAAP gross margin totaled 48.1 percent, consisting of non-GAAP gross profit of $206.5 million divided by non-GAAP revenue of $429.4 million. Reconciliations to GAAP gross profit are found in Table 4 within this press release.

  Non-GAAP operating expense consists of GAAP selling, general and administrative expenses (SG&A) and research and development expense (R&D), as reported, and excludes transaction-related and other costs and stock-based compensation expense recorded to SG&A and R&D. For the fourth quarter of 2017, non-GAAP operating expense totaled $185.5 million, consisting of $145.9 million of GAAP SG&A and $73.5 million of GAAP R&D expense and excluding $24.2 million of total transaction-related and other costs and $9.8 million of stock-based compensation expense recorded to SG&A and R&D. For the fourth quarter of 2016, non-GAAP operating expense totaled $145.6 million consisting of $115.1 million of GAAP SG&A and $47.8 million of GAAP R&D expense and excluding $6.0 million of transaction-related and other costs and $11.3 million of stock-based compensation expense recorded to SG&A and R&D. Please note operating expense totals may not sum due to rounding.

  Adjusted EBITDA is a non-GAAP measure and consists of GAAP net income (loss), as reported, and adjusts for: acquisition-related deferred revenue adjustments; depreciation and amortization; stock-based compensation expense; transaction-related and other costs; non-cash asset and long-term investment impairment charges; interest expense and other, net; equity in net earnings of unconsolidated investments; and tax provision (benefit).

  Non-GAAP effective income tax rate is based on non-GAAP pre-tax earnings and consists of the statutory federal income tax rate, Allscripts effective state income tax rate and adjustments for permanent differences.

  Non-GAAP net income consists of GAAP net income/(loss), as reported, and adds back acquisition-related deferred revenue adjustments, acquisition-related amortization, stock-based compensation expense, transaction-related and other costs, non-cash asset and long-term investment impairment charges, non-cash charges to interest expense and other, and equity in net earnings of unconsolidated investments and the related tax effect of the aforementioned adjustments. Non-GAAP net income also includes a tax rate alignment adjustment.

  Non-GAAP net income attributable to Allscripts Healthcare Solutions, Inc. is a non-GAAP measure and consists of Non-GAAP net income, as described above, with an adjustment to reduce Non-GAAP net income for the percentage of non-controlling interest outside Allscripts ownership position. For this presentation, Netsmart preferred stock is treated as if it was converted to common stock. There can be no assurance that the holders of Netsmart preferred stock will elect to convert their holdings to common stock.

  Non-GAAP earnings per share consist of non-GAAP net income, as defined above, divided by weighted shares outstanding – diluted in the applicable period.

  Free cash flow consists of GAAP cash flows provided by operating activities in the applicable period, net of capital expenditures and capitalized software costs.

Acquisition-Related Deferred Revenue Adjustments. Deferred revenue adjustments include acquisition-related deferred revenue adjustments, which reflect the fair value adjustments to deferred revenue acquired in a business acquisition. The fair value of acquired deferred revenue represents an amount equivalent to the estimated cost plus an appropriate profit margin, to perform services related to the acquiree's software and product support, which assumes a legal obligation to do so, based on the deferred revenue balances as of the acquisition date. Allscripts adds back acquisition-related deferred revenue adjustments for its non-GAAP financial measures because it believes the inclusion of this amount directly correlates to the underlying performance of Allscripts operations.

Acquisition-Related Amortization. Acquisition-related amortization expense is a non-cash expense arising primarily from the acquisition of intangible assets in connection with acquisitions or investments. Allscripts excludes acquisition-related amortization expense from non-GAAP gross profit, non-GAAP operating income, and non-GAAP net income because it believes (i) the amount of such expenses in any specific period may not directly correlate to the underlying performance of Allscripts business operations and (ii) such expenses can vary significantly between periods because of new acquisitions and full amortization of previously acquired intangible assets. Investors should note that the use of these intangible assets contributed to revenue in the periods presented and will contribute to future revenue generation, and the related amortization expense will recur in future periods.

Stock-Based Compensation Expense. Stock-based compensation expense is a non-cash expense arising from the grant of stock-based awards. Allscripts excludes stock-based compensation expense from non-GAAP gross profit, non-GAAP operating income, non-GAAP operating expense, non-GAAP net income and Adjusted EBITDA because it believes (i) the amount of such expenses in any specific period may not directly correlate to the underlying performance of Allscripts business operations and (ii) such expenses can vary significantly between periods as a result of the timing and valuation of grants of new stock-based awards, including grants in connection with acquisitions. Investors should note that stock-based compensation is a key incentive offered to employees whose efforts contributed to the operating results in the periods presented and are expected to contribute to operating results in future periods, and such expense will recur in future periods.

Transaction-Related and Other Costs. Transaction-related and other costs relate to certain legal proceedings, consulting, severance and other charges incurred in connection with activities that are considered one-time. For the fourth quarter of 2017, Allscripts incurred $25 million of transaction-related and other expenses.

Allscripts excludes transaction-related and other costs, in whole or in part, from non-GAAP gross profit, non-GAAP operating income, non-GAAP operating expense, non-GAAP net income and Adjusted EBITDA because it believes (i) the amount of such expenses in any specific period may not directly correlate to the underlying performance of Allscripts business operations and (ii) such expenses can vary significantly between periods.

Non-Cash Charges to Interest Expense and Other. Non-cash charges to interest expense include the amortization of the fair value of the cash conversion option embedded in the 1.25 percent Cash Convertible Notes issued by Allscripts during the second quarter of 2013.

Non-Cash Asset Impairment Charges. Asset impairment charges relate primarily to product consolidation activities and the write-down of the carrying value of equity investments in non-consolidated third parties.

Impairment of and Losses on Long-Term Investments. Impairment of and losses on long-term investments relates to other-than-temporary non-cash impairment charges associated with such investments based on management’s assessment of the likelihood of near-term recovery of the investments’ value. The amounts recorded during the year ended December 31, 2017 primarily relate to our investment in NantHealth common stock, which was disposed of in connection with the NantHealth provider/patient solutions business acquisition.

Equity in Net Income (loss) of Unconsolidated Investments. Equity in net income (loss) of unconsolidated investments represents Allscripts share of the equity earnings (losses) of our investments in third parties accounted for under the equity method, including the amortization of cost basis adjustments. The majority of the amount recognized in prior periods represents our share of the net loss incurred by NantHealth LLC, along with the amortization of cost basis adjustments. Our investment in NantHealth was accounted as an available-for-sale marketable security after NantHealth’s initial public offering in June 2016.

Tax Rate Alignment. Tax adjustment aligns the applicable period’s effective tax rate to the expected annual non-GAAP effective tax rate.

Management also believes that non-GAAP revenue, gross profit, gross margin, operating expense, effective income tax rate, net income, earnings per share, Adjusted EBITDA, and free cash flow provide useful supplemental information to management and investors regarding the underlying performance of Allscripts business operations. Acquisition accounting adjustments made in accordance with GAAP can make it difficult to make meaningful comparisons of the underlying operations of the business without considering the non-GAAP adjustments provided and discussed herein.

Management also uses this information internally for forecasting and budgeting, as it believes that these measures are indicative of core operating results. In addition, management may use non-GAAP gross profit, operating expense, operating income, net income, earnings per share and/or Adjusted EBITDA to measure achievement under Allscripts stock and cash incentive compensation plans. Note, however, that non-GAAP gross profit, operating income, net income earnings per share and Adjusted EBITDA are performance measures only, and they do not provide any measure of cash flow or liquidity. Allscripts considers free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business after capital expenditures and capitalized software costs. Free cash flow provides management and investors a valuable measure to determine the quantity of capital generated that can be deployed to create additional shareholder value by a variety of means. Non-GAAP financial measures are not in accordance with, or an alternative for, measures of financial performance prepared in accordance with GAAP and may be different from non-GAAP measures used by other companies. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with Allscripts results of operations as determined in accordance with GAAP. Investors and potential investors are encouraged to review the definitions and reconciliations of non-GAAP financial measures with GAAP financial measures contained within the attached condensed consolidated financial statements.